AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

BETWEEN

SSGA FUNDS MANAGEMENT, INC.

AND

STATE STREET INSTITUTIONAL INVESTMENT TRUST

This Agreement is made as of this 17th day of November, 2015, between State Street Institutional Investment Trust, a Massachusetts business trust (the “Trust”), and SSGA Funds Management, Inc., a Massachusetts corporation (the “Adviser”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is in the business of providing investment advisory services; and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Trust with respect to each of its series of beneficial interest named on Appendices A and B, as each appendix may be amended by the parties from time to time (each, a “Fund”), and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Trust and Adviser agree as follows:

1. APPOINTMENT OF ADVISER.

(a) The Trust hereby appoints the Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Trust warrants that the Adviser has been duly appointed to act hereunder.

(b) If the Trust at any time establishes one or more series other than the Funds already listed in Appendices A and B at the time with respect to which it desires to retain the Adviser to render investment advisory services hereunder, it shall so notify the Adviser. If the Adviser is willing to render such services, then the Trust and the Adviser shall amend Appendix B to include such Fund, and such series shall thereupon become a Fund under this Agreement. The compensation payable by any such new Fund to the Adviser shall be set forth on Appendix B.

2. ADVISORY DUTIES. Subject to the supervision of the Board of Trustees of the Trust (the “Board”), the Adviser shall manage the investment operations and determine the composition of the portfolio of each Fund, including the purchase, retention and disposition of the securities and other instruments held by the Fund, in accordance with such Fund’s investment objective and policies as stated in the then current prospectus and Statement of Additional Information for such Fund contained in the Trust’s Registration Statement on Form N-1A (the “Registration Statement”), as such prospectus and Statement of Additional Information are amended or supplemented from time to time. The Adviser’s duties hereunder are subject to the following understandings:

(a) The Adviser shall provide supervision of investments, furnish a continuous investment program for the Funds, determine from time to time what investments or securities will be purchased, retained or sold by the Funds, and what portion of the assets will be invested or held uninvested as cash;

(b) The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Trust’s Declaration of Trust, By-Laws, Registration Statement, and with the instructions and directions of the Board, provided, however, the Adviser shall not be responsible for acting contrary to any of the foregoing that are changed without notice of such change to the Adviser; and the Adviser shall conform to and comply with the applicable requirements of the 1940 Act and all other applicable federal or state laws and regulations;

(c) The Adviser shall promptly communicate to the officers and Trustees of the Trust such information relating to transactions of the Funds as they may reasonably request. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased, provided that all accounts are treated equitably and fairly. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transactions, shall be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients;

(d) The Adviser shall maintain books and records with respect to the Trust’s securities transactions and shall render to the Board such periodic and special reports as the Board may reasonably request;

(e) The Adviser shall provide the Trust with a list of all securities transactions as reasonably requested by the Trust;

(f) The investment advisory services of the Adviser to the Trust under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

(g) With respect to any Fund of the Trust, for so long as all investable assets of the Fund are invested in a Portfolio of the State Street Master Trust or another investment company with substantially the same investment objectives and policies as the Fund (a “Master Fund”), the Adviser’s duties with respect to that Fund shall be to monitor the services of the Master Fund to determine if an investment in the Master Fund remains appropriate.

3. EXECUTION AND ALLOCATION OF PORTFOLIO BROKERAGE COMMISSIONS. The Adviser, subject to and in accordance with any directions which the Board may issue from time to time, shall place, in the name of the Trust, orders for the execution of the securities transactions in which any Fund is authorized to invest. When placing such orders, the primary objective of the Adviser shall be to obtain the best net price and execution (“best execution”) for the Trust but this requirement shall not be deemed to obligate the Adviser to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The Trust recognizes that there are likely to be many cases in which different brokers are equally able to provide such best execution and that, in selection among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish “brokerage and research services” (as defined in Section 28(e)(3) of the Securities and Exchange Act of 1934) or statistical quotations and other information to the Trust and/or the Adviser in accordance with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so and so long as the Board determines as a matter of general policy that the Trust and the respective Funds will benefit, directly or indirectly, by doing so, the Adviser may place orders with a broker who charges a higher commission than another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of brokerage and research services provided by that broker. Accordingly, the Trust and the Adviser agree that the Adviser shall select brokers for the execution of any Fund’s securities transactions from among:

(a) Those brokers and dealers who provide brokerage and research services, or statistical quotations and other information to the Trust, specifically including the quotations necessary to determine the Trust’s net assets, in such amount of total brokerage as may reasonably be required in light of such services.

(b) Those brokers and dealers who provide brokerage and research services to the Adviser which relate directly to portfolio securities, actual or potential, of the Trust, or which place the Adviser in a better position to make decisions in connection with the management of the Trust’s assets, whether or not such data may also be useful to the Adviser in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

The Adviser agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Adviser’s primary duty to obtain the best execution for the Trust.

4. BOOKS AND RECORDS. The Adviser shall keep the Trust’s books and records required to be maintained by it pursuant to paragraph 2(d) hereof. The Adviser agrees that all records which it maintains for the Trust are the property of the Trust and it shall surrender promptly to the Trust any of such records upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Securities and Exchange Commission (the “Commission”) under the 1940 Act any such records as are required to be maintained by Rule 31a-1(f) of the Commission under the 1940 Act. Nothing herein shall prevent the Adviser from maintaining its own records as required by law, which may be a duplication of the Trust’s records.

5. REPORTS TO ADVISER. The Trust agrees to furnish the Adviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer in any way to the Adviser, if reasonably practicable ten (10) days prior to use thereof and not to use such material if the Adviser should object thereto in writing within seven (7) days after receipt of such material; provided, however, that the Adviser hereby approves all uses of its name which merely refer in accurate terms to its appointment as investment adviser hereunder, which merely identifies the Trust, or which are required by the Commission or a state securities commission. In the event of termination of this Agreement, the Trust shall, on written request of the Adviser, forthwith delete any reference to the Adviser from any materials described in the preceding sentence. The Trust shall furnish or otherwise make available to the Adviser such other information relating to the business affairs of the Trust as the Adviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

6. PROXIES. Unless the Trust gives written instructions to the contrary, the Adviser shall vote or not vote all proxies solicited by or with respect to the issuers of securities in which assets of any Fund may be invested. The Adviser shall use its best good faith judgment to vote or not vote such proxies in a manner which best serves the interests of the Trust’s shareholders. The Trust has received and reviewed the proxy guidelines of the Adviser which indicate how the Adviser will vote.

7. EXPENSES. During the term of this Agreement, the Adviser shall pay all of its own expenses incurred by it in connection with its activities under this Agreement. Each Fund of the Trust shall bear all expenses that are incurred in its operation except as provided in the Administration Agreement between State Street Bank and Trust Company and the Trust dated February 28, 2000. Said expenses to be borne by each Fund of the Trust will include, but not be limited to, the following (or the Fund’s proportionate share of the following): (a) brokerage commissions relating to securities purchased or sold by the Fund or any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Fund by the Trust’s administrator; (c) expenses of organizing the Trust and the Fund; (d) fees and expenses of registering and maintaining the registration of the Fund’s shares and the Trust under federal securities laws and making and maintaining any notice filings required under any state securities laws; (e) fees and salaries payable to the Trust’s Trustees and officers who are not officers or employees of the Adviser or any underwriter of the Trust; (f) taxes (including any income or franchise taxes) and governmental fees; (g) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (h) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust or the Fund for violation of any law; (i) legal, accounting and auditing expenses, including legal fees of special counsel for the independent Trustees, if any; (j) charges of custodians, transfer agents and other agents; (k) costs of preparing share certificates (if any); (l) expenses of setting in type and printing prospectuses and Statements of Additional Information and supplements thereto for existing shareholders, reports and statements to shareholders and proxy material; (m) any extraordinary expenses (including fees and disbursements of counsel) incurred by the Trust or the Fund; and (n) fees and other expenses incurred in connection with membership in investment company organizations.

8. COMPENSATION OF THE ADVISER.

As compensation for the services performed with respect to each Fund, the Trust shall pay the Adviser, a management fee computed at an annual rate specified in Appendices A or B (each, as amended from time to time) of the average daily net assets of such Fund.

9. LIMITATION OF ADVISER’S LIABILITY. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case, any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to any liability whatsoever to the Trust, or to any shareholder of the Trust, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Trust.

10. DURATION AND TERMINATION.

(a) This Agreement, unless sooner terminated as provided herein, shall continue for each Fund for two years following the effective date of this Agreement with respect to the Fund, and thereafter shall continue for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting such approval, and (b) by the Board or by vote of a majority of the outstanding voting securities of the Fund in accordance with the provisions of the 1940 Act.

(b) This Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board or by the majority vote of either the entire Board or by vote of a majority of the outstanding voting securities of the Fund (in accordance with the provisions of the 1940 Act) on 60 days’ written notice to the Adviser. This Agreement may also be terminated by the Adviser on 90 days’ written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

11. CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts and any applicable federal law.

12. LIMITATION OF LIABILITY. The Amended and Restated Agreement and Declaration of Trust dated April 14, 2014, as amended (the “Declaration of Trust”), establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name State Street Institutional Investment Trust means the Trustees from time to time serving (as Trustees but not personally) under such Declaration of Trust. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the interest holders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

13. NO THIRD PARTY BENEFICIARIES. No person other than the Trust and the Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund in question (including without limitation any shareholder in any Fund) any direct, indirect, derivative, or other rights against the Adviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser (including without limitation any fiduciary duty) to any person other than the Fund in question, all of which rights, benefits, duties, and obligations are hereby expressly excluded. This paragraph 13 shall be effective only as to the Funds listed in Appendix B to this Agreement; provided, however, that the fact that this paragraph 13 does not by its terms apply to any other Fund shall not give rise to any inference that the intention of the parties reflected in this paragraph 13 as to Funds listed in Appendix B was not the intention of the parties at the time this Agreement was entered into with respect to such other Fund.

14. EXCLUISVE FORUM. Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the Commonwealth of Massachusetts, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over that party. This paragraph 14 shall be effective only as to the Funds listed in Appendix B to this Agreement.

IN WITNESS WHEREOF, the due execution hereof as of the date first above written.

Attest:		STATE STREET INSTITUTIONAL INVESTMENT TRUST

By:	/s/ David James	By:	/s/ Bruce Rosenberg
		Name:	Bruce Rosenberg
		Title:	Treasurer

Attest:		SSGA FUNDS MANAGEMENT, INC.

By:	/s/ David James	By:	/s/ Ellen M. Needham
		Name:	Ellen M. Needham
		Title:	Senior Managing Director

Appendix A

The Adviser is entitled to receive, on a monthly basis, an investment advisory fee as follows:

Fund	Fee Rate (percentage of average daily net assets)
State Street Equity 500 Index II Portfolio	0.00%
State Street Aggregate Bond Index Portfolio	0.00%
State Street Aggregate Bond Index Fund	0.03%
State Street Global Equity ex-U.S. Index Portfolio	0.00%
State Street Global Equity ex-U.S. Index Fund	0.06%
State Street Clarion Global Real Estate Income Fund	0.85%
State Street Hedged International Developed Equity Index Fund	0.14%
State Street Target Retirement Fund	0.05%
State Street Target Retirement 2015 Fund	0.05%
State Street Target Retirement 2020 Fund	0.05%
State Street Target Retirement 2025 Fund	0.05%
State Street Target Retirement 2030 Fund	0.05%
State Street Target Retirement 2035 Fund	0.05%
State Street Target Retirement 2040 Fund	0.05%
State Street Target Retirement 2045 Fund	0.05%
State Street Target Retirement 2050 Fund	0.05%
State Street Target Retirement 2055 Fund	0.05%
State Street Target Retirement 2060 Fund	0.05%

As consideration for the Adviser’s services to the State Street Clarion Global Infrastructure & MLP Fund, the Adviser shall receive from the Fund a fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentage of the Fund’s average daily net assets during the month, less the proportional amount of the advisory fee of an investment company the shares of which are the only investment security held by the Fund.

State Street Clarion Global Infrastructure & MLP Fund	0.90%

For so long as substantially all of the assets of each Fund listed below are invested in the corresponding Portfolio of State Street Master Funds, no fees shall be received for the services to be rendered by the Adviser under this Agreement; otherwise, the Adviser shall receive fees, payable monthly, at the following annual rates (expressed as a percentage of the average daily net assets of each Fund):

State Street Equity 500 Index Fund	0.02%

For so long as substantially all of the assets of each of the following Funds are invested in the corresponding Portfolio of State Street Master Funds or another investment company with essentially the same investment objectives and policies as such Funds, no payment for services is rendered pursuant to the Agreement; otherwise, the Adviser shall be entitled to receive fees, payable monthly, at the following annual rates (expressed as a percentage of the average daily net assets of each Fund):

State Street Institutional Liquid Reserves Fund	0.05%
State Street Institutional U.S. Government Money Market Fund	0.05%
State Street Institutional Tax Free Money Market Fund	0.05%
State Street Institutional Treasury Money Market Fund	0.05%
State Street Institutional Treasury Plus Money Market Fund	0.05%

Appendix B

The Adviser is entitled to receive, on a monthly basis, an investment advisory fee as follows:

Fund	Annual Fee Rate (expressed as a Fund percentage of net assets)
State Street Strategic Real Return Fund	0.20%
State Street Strategic Real Return Portfolio	0.00%
State Street Small Cap Emerging Markets Equity Fund	1.15%
State Street Opportunistic Emerging Markets Fund	0.95%
State Street Global Macro Absolute Return Fund	1.20%
State Street Macro Absolute Return Bond Fund	0.80%
State Street Green Bond Fund	0.35%
State Street ESG Emerging Markets Fund	0.55%
State Street Income Allocation Fund	0.45%
State Street Multi-Asset Real Return Fund	0.45%
State Street Global Allocation Fund	0.45%
State Street Small/Mid Cap Equity Index Fund	0.03%
State Street Small/Mid Cap Equity Index Portfolio	0.00%
State Street International Developed Equity Index Fund	0.11%
State Street Emerging Markets Equity Index Fund	0.14%
State Street 60 Day Money Market Fund	0.08%
State Street 60 Day Money Market Portfolio	0.00%
State Street Cash Reserves Fund	0.10%
State Street Cash Reserves Portfolio	0.00%
State Street Conservative Income Fund	0.10%
State Street Conservative Income Portfolio	0.00%
State Street Institutional Liquid Assets Fund	0.05%
State Street Institutional Liquid Assets Portfolio	0.00%
State Street Current Yield Fund	0.00%
State Street Current Yield Portfolio	0.08%
State Street Ultra Short Term Bond Fund	0.25%
State Street Ultra Short Term Bond Portfolio	0.00%
State Street Disciplined International Equity Fund	0.75%
State Street Global Value Spotlight Fund	0.75%
State Street International Value Spotlight Fund	0.75%
State Street European Value Spotlight Fund	0.75%
State Street Asia Pacific Value Spotlight Fund	0.75%

As consideration for the Adviser’s services to the State Street Disciplined Global Equity Fund (formerly, State Street Global Managed Volatility Fund), the Adviser shall receive from the Fund a fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentage of the Fund’s average daily net assets during the month, less the proportional amount of the advisory fee of an investment company the shares of which are the only investment security held by the Fund.

State Street Disciplined Global Equity Fund	0.75%

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